As filed with the Securities and Exchange Commission on September 2, 2014

Registration No. 333-71797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-71797

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE HILLSHIRE BRANDS COMPANY

(Exact name of Registrant as specified in its charter)

Maryland	36-2089049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 South Jefferson Street

Chicago, Illinois 60607

(312) 614-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alison M. Rhoten, Esq.

Assistant General Counsel, Corporate & Securities

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

(312) 614-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

George R. Bason, Jr., Esq.

Marc O. Williams, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement (No. 333-71797) of The Hillshire Brands Company, a Maryland corporation, formerly known as the Sara Lee Corporation (the “Company”), on Form S-3 (the “Registration Statement”), registering 5,000,000 shares of Sara Lee Corporation common stock, par value $0.01 (including preferred stock purchase rights), and such additional and indeterminate number of shares of common stock as may have become issuable in accordance with the provisions of the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan, the Sara Lee Corporation 1995 Long-Term Incentive Stock Plan, as amended, the Sara Lee Corporation 1995 Non-Employee Director Stock Plan, as amended, and the Sara Lee Corporation 1989 Incentive Stock Plan, as amended, which was filed with the Securities and Exchange Commission on February 4, 1999.

On July 1, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tyson Foods, Inc., a Delaware corporation (“Tyson”), and HMB Holdings, Inc., a Maryland corporation and wholly owned subsidiary of Tyson (“Offeror”), pursuant to which Tyson would acquire the Company. On August 28, 2014, pursuant to the Merger Agreement, after completion of a tender offer by Offeror for the outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at a price of $63.00 per Share, in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Tyson (the “Merger”). The Merger became effective on August 28, 2014 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, among other things, each Share (other than any Shares held by the Company, Tyson, any of Tyson’s subsidiaries (including Offeror) or any subsidiary of the Company) was converted into the right to receive the Offer Price. As a result of the consummation of the Merger, the Company hereby terminates the offering of the Company’s securities pursuant to the Registration Statement.

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, this post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of this post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Chicago, State of Illinois, on this 2nd day of September, 2014.

The Hillshire Brands Company

By:	/s/ Alison M. Rhoten
Alison M. Rhoten Assistant General Counsel, Corporate & Securities

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this post-effective amendment to the Registration Statement.